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Health Management Systems, Inc.                                      [HMS LOGO]
401 Park Avenue South                                              Nasdaq: HMSY
New York, New York 10016
(212) 685-4545
(212) 889-8776 (fax)



                                  PRESS RELEASE

Release:   May 1, 1996; 6:00 am

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Contact:   Felice Blanco, Assistant Corporate Secretary    Patrick Hojlo
           Office of  Investor Relations                   Noonan/Russo Communications
           (212) 685-4545 ext. 457                         (212) 696-4455 ext. 246
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          HEALTH MANAGEMENT SYSTEMS, INC. ACQUIRES CDR ASSOCIATES, INC.

NEW YORK, NY May 1, 1996 - Health Management Systems, Inc. (Nasdaq:HMSY) announced the acquisition of CDR Associates, Inc. (CDR), a supplier of third-party liability recovery services to the health care industry.

The transaction entails HMSY's issuance of 460,000 shares of its common stock in exchange for all the shares of CDR stock. The transaction will be accounted for using the pooling of interests method and was consummated effective April 29, 1996.

Paul J. Kerz, Chief Executive Officer of HMSY, said, "CDR's merger with HMSY will grow and strengthen our robust Third Party Liability Recovery (TPLR)sm proprietary service offerings. CDR complements the activities on which HMSY has traditionally focused. We are currently moving to translate CDR's expertise into additional revenue recoveries for existing TPLR clients."

Founded in 1989 and located in Baltimore, Maryland, CDR will continue to be led by its founders. CDR's current clients include 15 Blue Cross and Blue Shield plans in 12 states and the District of Columbia, as well as several commercial insurers and HMOs.

HMSY furnishes proprietary information management services and software to hospitals and other health care providers, government health services agencies, other payors or purchasers of health care, and companies serving the health care industry. The Company's offerings constitute an outsourcing of various aspects of the information processing functions associated with the health care payment process, affording HMSY's clients the benefits of enhanced revenue, accelerated cash flow, and reduced operating and administrative costs.

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